Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2016, with respect to the consolidated financial statements included in the Annual Report of The ONE Group Hospitality, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said report in the Registration Statements of The ONE Group Hospitality, Inc. and subsidiaries on Forms S-3 (File No. 333-174599 and File No. 333-203429) and on Form S-8 (File No. 333-193207).

/s/ GRANT THORNTON LLP

New York, New York
March 30, 2016